                                                                                        EXHIBIT 10.1

AMENDED AND RESTATED PSMA/PSMP LICENSE AGREEMENT

by and among

PROGENICS PHARMACEUTICALS, INC.,

CYTOGEN CORPORATION

and

PSMA DEVELOPMENT COMPANY LLC

Dated April 20, 2006

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TABLE OF CONTENTS

Page

1.	DEFINITIONS		2
2.	REPRESENTATIONS AND WARRANTIES		8
	2.1	By the LLC	8
	2.2	By CYTOGEN	9
	2.3	By Progenics	12
	2.4	By All Parties	13
3.	LICENSES		13
	3.1	Grant by CYTOGEN	13
	3.2	Sublicenses	13
	3.3	Guarantee of Performance of Sublicensee	13
	3.4	Cure of Breach by Sublicensee	14
	3.5	[*]	14
	3.6	Reservation of Rights	14
	3.7	No Other Rights	15
	3.8	Competition Not Prohibited	15
4.	CERTAIN COVENANTS		15
	4.1	No Waivers or Grant of Further Rights	15
	4.2	Summary Reports	15
	4.3	Breach of SKICR Agreement	15
	4.4	Notices under the SKICR Agreement	15
	4.5	Compliance with Terms of the SKICR Agreement; Assignment	16
	4.6	Termination of Services Agreement	16
5.	ROYALTIES AND OTHER PAYMENTS		16
	5.1	Milestone Payments	16
	5.2	Royalties	17
	5.3	Royalty Buydown	17
	5.4	Reduction of Royalties if Third Party License Required	18
	5.5	Payments Associated with Existing Third Party Agreements	19
	5.6	Other Products	19

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6.	PATENT PROSECUTION AND MAINTENANCE, ETC.		19
	6.1	Prosecution and Maintenance	19
	6.2	Disclosure Regarding Patent Activities	20
7.	REPORTS AND ROYALTY PAYMENTS; BOOKS AND RECORDS		20
	7.1	Reports	20
	7.2	Royalty Payments	20
	7.3	Calculation of Royalties and Other Payments	20
	7.4	Currency Control Restrictions	21
	7.5	Books and Records	21
8.	TAXATION OF PAYMENTS		21
9.	PRODUCT LIABILITY DISCLAIMERS		22
	9.1	Product Liability Disclaimer by Progenics	22
	9.2	Product Liability Disclaimer by CYTOGEN	22
	9.3	Producty Liability Disclaimer by the LLC	22
10.	INDEMNIFICATION AND INFRINGEMENT		22
	10.1	Indemnification	22
	10.2	Infringement of Licensed CYTOGEN Patents	23
	10.3	Procedure	23
11.	TERM AND TERMINATION		24
	11.1	Term	24
	11.2	Termination	24
	11.3	Accrued Rights and Obligations	25
12.	EFFECT OF TERMINATION ON SUBLICENSEE		25
13.	EXPORT LICENSES		25
14.	MISCELLANEOUS PROVISIONS		26
	14.1	Assignability, Etc.	26
	14.2	Notices	26
	14.3	Independent Contractors	27
	14.4	Counterparts	27
	14.5	Entire Understanding	27
	14.6	Headings	27
	14.7	No Implied Rights	27
	14.8	No Waiver	27

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14.9	Publicity	28
14.10	Promotion and Advertising	28
14.11	Arbitration	28
14.12	Confidentiality	29
14.13	No Third Party Beneficiaries	30
14.14	Governing Law	30
14.15	SKICR Agreement	30

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AMENDED AND RESTATED PSMA/PSMP LICENSE AGREEMENT

THIS AMENDED AND RESTATED PSMA/PSMP LICENSE AGREEMENT (this “Agreement”), dated April 20, 2006, is made by and among Progenics Pharmaceuticals, Inc., a Delaware corporation having its place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591 (“Progenics”), CYTOGEN Corporation, a Delaware corporation having its place of business at 650 College Road East, CN 5308, Princeton, NJ 08540 (“CYTOGEN”), and PSMA Development Company LLC, a Delaware limited liability company having its principal place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591 (the “LLC”). Progenics, CYTOGEN and the LLC may each be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Progenics and CYTOGEN established a collaboration to pursue the development and commercialization of immunotherapeutic products and services based on PSMA and/or PSMP and, in order to implement such collaboration, Progenics and CYTOGEN caused the LLC to be organized and each became the owner of 50% of the outstanding ownership interests thereof;

WHEREAS, in furtherance of the collaboration, each of Progenics and CYTOGEN granted rights to the LLC, pursuant to the PSMA/PSMP License Agreement, entered into by and among the LLC, Progenics and CYTOGEN (the “Original Agreement”), dated as of June 15, 1999, with respect to intellectual property rights owned or thereafter acquired by Progenics or CYTOGEN in the Field (as hereinafter defined);

WHEREAS, CYTOGEN had previously granted to Prostagen Corporation, a Delaware corporation (“Prostagen”), an exclusive license to certain rights related to PSMA pursuant to a PSMA Therapeutics Sublicense Agreement, dated December 9, 1996, by and between CYTOGEN and Prostagen (the “Prostagen Agreement”);

WHEREAS, Prostagen had previously granted to Northwest Clinicals LLC, a Washington limited liability company (“NWC”), an exclusive sublicense to produce, process or otherwise manufacture and sell PSMA and PSMP pursuant to a PSMA Production Sublicense Agreement, dated as of July 16, 1997 (the “NWC Agreement”), which has been terminated;

WHEREAS, prior to the formation of the LLC, CYTOGEN acquired 100% of the outstanding equity interests in Prostagen, and CYTOGEN and Prostagen terminated the Prostagen Agreement to the extent of the Field;

WHEREAS, in order to pursue the research and development programs contemplated by the above-referenced collaboration between Progenics and CYTOGEN, Progenics, CYTOGEN and the LLC entered into a Services Agreement dated June 15, 1999, pursuant to which Progenics agreed to perform certain research and development services (the “Services Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Progenics has purchased all of CYTOGEN’s interest in the LLC by way of that certain Membership Interest Purchase Agreement, dated the date hereof, by and between Progenics and

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CYTOGEN (the “Purchase Agreement”), and the Parties have agreed to amend and restate the Original Agreement as set forth herein (as so amended and restated, this “Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties agree as follows:

1.  DEFINITIONS. For the purposes of this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

Affiliate. The term “Affiliate” shall mean any Person, corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with, a Party. For purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or participating shares entitled to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest with the power to direct the management and policies of such non-corporate entity.

Agreement. The term “Agreement” shall have the meaning set forth in the recitals.

Amendment Effective Date. The term “Amendment Effective Date” shall mean the date of this Agreement, as set forth in the introductory paragraph hereof.

Annual Net Sales. The term “Annual Net Sales” shall mean, with respect to a Licensed Product, the Net Sales of such Licensed Product during a Contract Year.

Antibody Product. The term “Antibody Product” shall mean any Licensed Product for use in the Field which includes a Field Antibody.

Combination Product. The term “Combination Product” means a Licensed Product that contains more than one active ingredient and where at least one active ingredient that would, in the absence of a license, infringe one or more claims of a Licensed CYTOGEN Patent (such active ingredient(s), the “Licensed Ingredient(s)”), and where the other active ingredient(s) would not, in and of itself (or themselves), in the absence of a license, infringe one or more claims of a Licensed CYTOGEN Patent.

Commercial Sale. The term “Commercial Sale” shall mean the commercial sale, by the LLC or its Sublicensees, of a Licensed Product to a Third Party. The sale of a Licensed Product distributed or used for clinical trials or experimental purposes only shall not be considered a Commercial Sale.

Contract Period. The term “Contract Period” shall mean the period beginning on the Effective Date and ending on the date on which this Agreement shall expire or terminate in accordance with the provisions of Section 11 hereof.

Contract Quarter. The term “Contract Quarter” shall mean each calendar quarter ending on March 31st, June 30th, September 30th and December 31st.

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Contract Year. The term “Contract Year” shall mean each calendar year ending on December 31, or applicable subpart thereof in the first or last Contract Year.

CYTOGEN. The term “CYTOGEN” shall have the meaning set forth in the recitals of this Agreement.

CYTOGEN Technical Information. The term “CYTOGEN Technical Information” shall mean Technical Information to the extent, but only to the extent, used or useful in the Field in which CYTOGEN had, as of the Effective Date, a licensable right under the SKICR Agreement, and for the period from the Effective Date until the Amendment Effective Date, only to the extent previously conveyed under Section 3.3 of the Original Agreement.

Effective Date. The term “Effective Date” shall mean June 15, 1999, the date of the Original Agreement, as set forth on the first page thereof.

FDA. The term “FDA” shall mean the U.S. Food and Drug Administration.

Field. The term “Field” shall mean: (a) any and all means of developing, making, having made, distributing, using, offering for sale, selling, having sold, importing or exporting any Field Immunogen and/or any vaccine incorporating any Field Immunogen as a therapeutic, but excluding vaccines for prostate cancer that are antigen presenting cells isolated from a patient’s blood, bone marrow or spleen and pulsed ex vivo with a Field Immunogen for return to the patient; and (b) any and all means of developing, making, having made, distributing, using, offering for sale, selling, having sold, importing or exporting any Field Antibody as a therapeutic.

Field Antibody. The term “Field Antibody” shall mean any peptide that includes a complementarity determining region of an antibody recognizing one or more Field Immunogens, including, without limitation, antibodies, antibody fragments, antibody derivatives such as humanized antibodies and single chain antibodies, and conjugates of any of the foregoing, but excluding MoAb 7E11.

Field Immunogen. The term “Field Immunogen” shall mean any immunogen that derives its immunogenicity wholly or in significant part from PSMA or PSMP or mimetopes thereof, or any combination of such immunogens.

First Commercial Sale. The term “First Commercial Sale” shall mean with respect to any Licensed Product and with respect to any country in the Territory, the first Commercial Sale of such Product to a Third Party in such country after such Licensed Product has been granted Regulatory Approval by a Regulatory Authority having jurisdiction for such country.

Licensed CYTOGEN Patents. The term “Licensed CYTOGEN Patents” shall mean the Patent rights listed on Annex A attached hereto, together with any other Patent within the Field in which CYTOGEN had, as of the Amendment Effective Date, a licensable right under the SKICR Agreement.

Licensed Ingredient(s). The term “Licensed Ingredient” shall have the meaning set forth in the definition of “Combination Product”.

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Licensed Product. The term “Licensed Product” shall mean any product, apparatus, method or service, the manufacture, use, sale, provision or practice of which would, in the absence of a license, infringe one or more claims of a Licensed CYTOGEN Patent.

LLC. The term “LLC” shall have the meaning set forth in the recitals of this Agreement.

LLC Agreement. The term “LLC Agreement” shall mean the Limited Liability Company Agreement, dated as of June 15, 1999, by and among Progenics, CYTOGEN and the LLC, and any amendments thereto.

Manufacturing Rights. The term “Manufacturing Rights” shall have the meaning set forth in Section 2.2(n) hereof.

MoAb 7E11. The term “MoAb 7E11” shall mean that certain antibody to PSMA known as MoAb 7E11-C5, which such antibody is claimed in United States Patent No. 5,162,504, granted November 10, 1992, and entitled “Monoclonal Antibodies to a New Antigenic Marker in Epithelial Prostatic Cells and Serum of Prostate Cancer Patients.” The term “MoAb 7E11” includes all subclones claimed in such Patent.

NDA. The term “NDA” shall mean an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application, Product License Application or Biologics License Application filed with FDA or any successor applications or procedures, (b) any foreign equivalent thereof, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Net Sales. The term “Net Sales” shall mean, with respect to a Licensed Product, the gross amount invoiced by or on behalf of the LLC or of its Sublicensees, for Licensed Products sold to Third Parties in bona fide, arm’s-length transactions, less the following (collectively, the “Permitted Deductions”): (i) trade, cash, promotional and quantity discounts, and wholesaler fees; (ii) taxes on sales (such as excise, sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to the sales price (and excluding national, sales or local taxes based on income); (iii) freight, insurance, packing costs and other transportation charges to the extent included in the invoice price to the buyer; (iv) amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls, returns or because of retroactive price changes; (v) charge back payments and rebates granted to (a) managed healthcare organizations, (b) federal, state and/or provincial and/or local governments or other agencies, (c) purchasers and reimbursers, or (d) trade customers, including without limitation, wholesalers and chain and pharmacy buying groups, all only to the extent permitted by applicable law and regulations; (vi) documented customs duties actually paid by the Selling Person; and (vii) any other reduction or specifically identifiable amounts included in the Licensed Product’s gross invoice that are creditable for reasons substantially equivalent to those listed above. Sales between or among the LLC or its Sublicensees shall be disregarded for purposes of calculating Net Sales.

The following provisions apply to sales of Combination Products. If a Licensed Product is sold as a Combination Product (a “Combination Sale”), the Net Sales for such Licensed Product shall be the

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portion of the Net Sales amount attributable to the Combination Sale allocable to the Licensed Ingredient determined as follows:

(1) Except as provided below, the Net Sales amount for a Combination Sale shall equal the gross amount invoiced for the Combination Sale, reduced by the Permitted Deductions (the “Net Combination Sale Amount”), multiplied by the fraction A/(A+B), where:

A is the invoice price, in the country where such Combination Sale occurs, of the Licensed Ingredient(s), if sold as a separate Licensed Product consisting solely of the Licensed Ingredient(s) in such country by the Selling Person; and B is the aggregate of the invoice price or prices, in such country, of such one or more other active ingredients included in the Combination Product if sold separately in such country by the Selling Person.

(2) Where the calculation of Net Sales resulting from a Combination Sale in a country cannot be determined by the foregoing method, the calculation of Net Sales for such Combination Sale shall be that portion of the Net Combination Sale Amount reasonably determined in good faith by the Parties as properly reflecting the value of the Licensed Ingredient(s) included in the Combination Product.

Non-Licensed Products. The term “Non-Licensed Products” shall have the meaning set forth in Section 5.4.

NWC. The term “NWC” shall have the meaning set forth in the recitals of this Agreement.

NWC Agreement. The term “NWC Agreement” shall have the meaning set forth in the recitals of this Agreement.

Option Stage. The term “Option Stage” shall have the meaning set forth in Section 5.3.

Original Agreement. The term “Original Agreement” shall have the meaning set forth in the recitals of this Agreement.

Other Product. The term “Other Product” shall mean any Licensed Product for use in the Field which is not an Antibody Product or a Vaccine Product.

Patent. The term “Patent” shall mean (i) unexpired letters patent (including inventor’s certificates) which have not lapsed or been held invalid or unenforceable by a court or administrative body of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including, without limitation, any substitution, extension, registration, confirmation, reissue, reexamination, renewal or any like filing thereof and (ii) pending applications for letters patent that have not been the subject of a rejection notice from which an appeal cannot be taken or in respect of which the applicable period of appeal has expired,

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including, without limitation, any continuation, division or continuation-in-part thereof and any provisional applications.

Permitted Deductions. The term “Permitted Deductions” shall have the meaning set forth in the definition of Net Sales.

Person. The term “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

Phase I Study. The term “Phase I Study” shall mean a study of a Licensed Product in human volunteers or patients the purpose of which is preliminary determination of the safety and tolerability of a dosing regime and for which there are no primary endpoints (as recognized by FDA) in the protocol relating to efficacy.

Phase II Study. The term “Phase II Study” shall mean (a) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship or preliminary efficacy and safety study of a Licensed Product in the target patient population, or (b) a controlled dose ranging clinical trial to evaluate further the efficacy and safety of a Licensed Product in the target patient population and to define the optimal dosing regimen.

Phase III Study. The term “Phase III Study” shall mean a controlled pivotal clinical study of a Licensed Product that is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to obtain Regulatory Approval to market such product.

Progenics. The term “Progenics” shall have the meaning set forth in the recitals of this Agreement.

Prostagen. The term “Prostagen” shall have the meaning set forth in the recitals of this Agreement.

Prostagen Agreement. The term “Prostagen Agreement” shall have the meaning set forth in the recitals of this Agreement.

PSMA. The term “PSMA” shall mean prostate specific membrane antigen as described in Cancer Research, 53:227-230 (1993) and as described in the U.S. Patent Application Serial Nos. 08/973,337 and 08/394,152, including continuations and continuations-in-part, splice variations thereof, species variations thereof, allelic variations thereof, and nucleic acids encoding the same.

PSMP. The term “PSMP” shall mean prostate specific membrane peptides, which include any peptide sequence appearing in a PSMA protein and unique to PSMA proteins, and nucleic acids encoding the same.

Regulatory Approval. The term “Regulatory Approval” shall mean, with respect to a Licensed Product in a country, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such Licensed Product in such country.

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Regulatory Authority. The term “Regulatory Authority” shall mean the applicable governmental authority (which, in the United States, is the FDA) that is responsible for approval for manufacturing, marketing or importing a therapeutic agent in a particular country for human use.

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Royalty Buydown. The term “Royalty Buydown” shall have the meaning set forth in Section 5.3.

Royalty Buydown Option. The term “Royalty Buydown Option” shall have the meaning set forth in Section 5.3.

Royalty Term. The term “Royalty Term” shall mean with respect to any particular Licensed Product in any particular country, the period of time commencing on the First Commercial Sale of such Licensed Product in such country and extending until the later of: (a) the expiration of the last to expire of any Valid Claim included in any Licensed CYTOGEN Patent in such country which would be infringed by an unlicensed Third Party’s manufacture, use, sale, importation, development or commercialization of the Licensed Product or (b) the tenth (10th) anniversary of the First Commercial Sale of the Licensed Product in such country.

Selling Person. The term “Selling Person” shall mean any or all of the LLC or its Sublicensees, as appropriate, selling a Licensed Product (including a Licensed Product which is part of a Combination Product) or the active ingredients and/or components thereof.

Services Agreement. The term “Services Agreement” shall have the meaning set forth in the recitals of this Agreement.

SKICR. The term “SKICR” shall mean the Sloan-Kettering Institute for Cancer Research, a New York membership corporation having its principal place of business at 1275 York Avenue, New York, New York 10021.

SKICR Agreement. The term “SKICR Agreement” shall mean the Option and License Agreement, effective July 1, 1993, by and between SKICR and CYTOGEN, as amended by amendment no. 1 thereto effective as of November 22, 1993.

SKICR License. The term “SKICR License” shall mean the license granted to CYTOGEN pursuant to the SKICR Agreement.

Sublicensee. The term “Sublicensee” shall mean a Person to which the LLC grants a sublicense under Section 3.2.

Technical Information. The term “Technical Information” shall mean unpublished research and development information, unpatented inventions, formulae, processes, know-how, trade secrets and technical data.

Territory. The term “Territory” shall mean the entire world.

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Third Party. The term “Third Party” shall mean any Person other than Progenics, CYTOGEN, the LLC and their respective Affiliates and, except for CYTOGEN, their respective Sublicensees.

Third Party License. The term “Third Party License” shall mean an agreement between (i) the LLC or one of its Affiliates or Sublicensees and (ii) a Third Party that grants intellectual property rights that are necessary or advisable and that would, in the commercially reasonable judgment of the LLC, but for such license, be infringed by the manufacture, use, sale, importation, development or commercialization of Licensed Product by the LLC or one of its Sublicensees.

Vaccine Product. The term “Vaccine Product” shall mean any Licensed Product for use in the Field which includes a Field Immunogen and is not an Antibody Product.

Valid Claim. The term “Valid Claim” shall mean a claim (a) of any issued, unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any Patent Application that has not been cancelled, withdrawn or abandoned, or has not been pending for more than seven (7) years.

2.  REPRESENTATIONS AND WARRANTIES.

2.1  By the LLC.

The LLC represents and warrants to CYTOGEN, as of the date hereof, as follows:

(a)  Due Organization. The LLC is a limited liability company organized and validly existing under the laws of the State of Delaware.

(b)  Power to Act.  The LLC has all necessary corporate power under the laws of the State of Delaware to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under the laws of the State of Delaware and its certificate of formation and operating agreement to authorize the execution of, and performance of its obligations under, this Agreement.

(c)  No Default. The LLC is not in default under, or in conflict with respect to, its certificate of formation or operating agreement or any term or provision of any agreement, mortgage or indenture to which it is a party or by which any of its properties are bound or any statute, rule, order, writ, injunction, decree or regulation applicable to it or any of its properties that will preclude the performance of its obligations under this Agreement in any material respect.

(d)  No Material Contracts. The LLC is not subject to any contract or agreement that will preclude or otherwise conflict with the performance of its obligations under this Agreement in any material respect.

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(e)  No Conflicts. Neither the execution nor delivery of this Agreement, the consummation of the transactions herein contemplated nor the fulfillment of or compliance with the terms and provisions hereof will (i) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority, or violate any provisions of law, administrative regulation or court decree applicable to the LLC or (ii) conflict with, result in a breach of any of the terms, conditions or provisions of or constitute a default under the certificate of formation or operating agreement of the LLC or of any agreement or instrument to which it is a party or by which any of its property is bound.

(f)  Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the LLC, enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

2.2  By CYTOGEN.

CYTOGEN represents and warrants to the LLC, as of the date hereof, as follows:

(a)  Due Organization. CYTOGEN is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b)  Power To Act. CYTOGEN has all necessary corporate power under the laws of the State of Delaware to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under the laws of the State of Delaware and its certificate of incorporation and by-laws to authorize the execution of, and performance of its obligations under, this Agreement. CYTOGEN has the full right, power and authority to grant all of the right, title and interest in the licenses granted, or contingent licenses that may be granted, by CYTOGEN under Section 3 hereof.

(c)  No Default. CYTOGEN is not in default under, or in conflict with respect to, its certificate of incorporation or by-laws or any term or provision of any agreement, mortgage or indenture to which it is a party or by which any of its properties are bound or any statute, rule, order, writ, injunction, decree or regulation applicable to it or any of its properties that will preclude the performance of its obligations under this Agreement in any material respect.

(d)  No Material Contracts. CYTOGEN is not subject to any contract or agreement that will preclude or otherwise conflict with the performance of its obligations under this Agreement in any material respect.

(e)  No Conflicts. Neither the execution nor delivery of this Agreement, the consummation of the transactions herein contemplated nor the fulfillment of or compliance with the terms and provisions hereof will (i) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority, or violate any provisions of law, administrative regulation or court decree applicable to CYTOGEN or (ii) conflict with, result in a breach of any of the terms, conditions or provisions of or constitute a

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default under the certificate of incorporation or by-laws of CYTOGEN or of any agreement or instrument to which it is a party or by which any of its property is bound.

(f)  Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of CYTOGEN, enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

(g)  SKICR Agreement. (i) Attached as Exhibit 1 is a true and complete copy of the SKICR Agreement including all amendments thereto. Copies of all material correspondence between CYTOGEN and SKICR through the Amendment Effective Date have been delivered by CYTOGEN to the LLC and Progenics. No provision of the SKICR Agreement has been amended, modified or waived, except as set forth in Exhibit 1. All of the rights granted under the SKICR Agreement to CYTOGEN are valid and enforceable, and neither this Agreement nor the Purchase Agreement contravene any provision of the SKICR Agreement or give rise to a termination right thereunder. (ii) Except as set forth in Exhibit 1, to CYTOGEN’s knowledge,  the representations and warranties made by SKICR in the SKICR Agreement were true in all material respects when made;  there has occurred no act or failure to act that would render such representations untrue in any material respect if made on and as of the date hereof; and there exists no breach or anticipatory breach by SKICR of any of its material obligations under the SKICR Agreement. (iii) The SKICR Agreement is in full force and effect, and CYTOGEN has complied in all material respects with its obligations thereunder. There does not exist any default by CYTOGEN under such agreement that, after notice or the lapse of time or both, would constitute a material event of default or give rise to a right of termination thereunder. (iv) CYTOGEN has neither given nor received any notice of termination or breach under such agreements. (v) In the event of any misrepresentation or breach of warranty by SKICR under the SKICR Agreement, CYTOGEN will cooperate with all reasonable requests of the LLC or its Affiliates regarding the assertion of any claim or cause of action against SKICR for such misrepresentation or breach of warranty; provided, that the LLC shall bear any and all costs, expenses, liabilities or obligations of CYTOGEN in connection therewith or arising therefrom.

(h)  No Litigation, Claims or Conflicts. (i) There is no action, suit, claim or proceeding pending or threatened against CYTOGEN or, to CYTOGEN’s knowledge, SKICR with respect to any of the Licensed CYTOGEN Patents or CYTOGEN Technical Information, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, whether United States or foreign, relating to validity, infringement, ownership or otherwise, and neither CYTOGEN nor, to CYTOGEN’s knowledge, SKICR has received any notice that any person may bring such a claim, and CYTOGEN has no belief that any basis or grounds exists for any such actions, suits or claims. (ii) Except as disclosed to the LLC by counsel for the LLC, to CYTOGEN’s knowledge there are no conflicts with or violations or infringements of any rights or asserted rights of any other person with respect to the Licensed CYTOGEN Patents or the CYTOGEN Technical Information. (iii) There are no proceedings or claims pending in which CYTOGEN or, to CYTOGEN’s knowledge, SKICR alleges that any person is infringing upon, or otherwise violating, any of the Licensed CYTOGEN Patents or CYTOGEN Technical Information, nor are any proceedings threatened by CYTOGEN or, to CYTOGEN’s knowledge, SKICR alleging any such violation or infringement.

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(i)  Subsisting Rights. The Licensed CYTOGEN Patents in existence on the date hereof are in full force and effect, have been maintained to date and are not invalid or unenforceable, in whole or in part. No act has been done or omitted to be done which had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign government authority or any other person to cancel, forfeit, modify or consider abandoned any of the Licensed CYTOGEN Patents, or give any person any rights with respect thereto. All of CYTOGEN’s rights under the SKICR Agreement, and CYTOGEN’s ownership rights in the Patents listed in paragraph 2 of Annex A hereof, are valid, enforceable and free of defects.

(j)  Confidentiality; Effective Waivers. (i) Neither CYTOGEN nor, to CYTOGEN’s knowledge, SKICR has divulged, furnished to or made accessible to any person any trade secrets included in the Licensed CYTOGEN Patents or CYTOGEN Technical Information without prior thereto having obtained an agreement of confidentiality from such person. CYTOGEN and, to CYTOGEN’s knowledge, SKICR have obtained from all individuals who participated in any respect in the invention or authorship of any Licensed CYTOGEN Patents or CYTOGEN Technical Information (as employees, consultants or otherwise) effective waivers of any and all ownership rights of such individuals in such rights and assignments to CYTOGEN or SKICR, as applicable, all rights with respect thereto.

(k)  Patent Prosecution Disclosure. CYTOGEN has disclosed to the LLC all of the prosecution files of all of the patents and patent applications licensed to the LLC by CYTOGEN hereunder.

(l)  Patents in the Field. To CYTOGEN’s knowledge, on the date hereof, CYTOGEN does not have a licensable right to any Patent used or useful in the Field except as disclosed on Annex A hereto.

(m)  No Prior Transfer. CYTOGEN has not sublicensed, assigned, transferred, conveyed or otherwise encumbered its right, title and interest in any of the Licensed CYTOGEN Patents or CYTOGEN Technical Information other than pursuant to the Original Agreement.

(n)  NWC. The NWC Agreement has been terminated and no rights in the Field remain outstanding under the NWC Agreement. All rights in the Field to Patents and Technical Information granted thereunder (the “Manufacturing Rights”) have been reacquired by CYTOGEN. There are no subsisting liabilities to NWC stemming from or relating to termination of the NWC Agreement.

(o)  Manufacturing Rights. Without limiting the generality of the license granted to the LLC under Section 3.1, the Licensed CYTOGEN Patents and CYTOGEN Technical Information include Manufacturing Rights to the extent of the Field. CYTOGEN hereby retains all Manufacturing Rights outside of the Field.

(p)  Exclusive Owner, etc. CYTOGEN is the sole and exclusive licensee of the rights licensed to CYTOGEN under the SKICR Agreement of the rights to the Patents listed in Annex A hereof, which sets forth a complete and accurate list of Licensed CYTOGEN Patents as of date hereof, all of which Patents listed

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in Annex A are, to CYTOGEN’s knowledge, owned free and clear of any liens, charges and encumbrances, and no other person, corporation or other private or governmental entity or subdivision thereof has or shall have any claims of ownership whatsoever with respect to such rights. There are no judgments or settlements against or owed by CYTOGEN relating to such rights.

(q)  Original Agreement. CYTOGEN has complied in all material respects with Section 4.6 of the Original Agreement.

2.3  By Progenics. Progenics represents and warrants to CYTOGEN, as of the date hereof, as follows:

(a)  Due Organization. Progenics is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b)  Power To Act. Progenics has all necessary corporate power under the laws of the State of Delaware to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under the laws of the State of Delaware and its certificate of incorporation and by-laws to authorize the execution of, and performance of its obligations under, this Agreement. Progenics has the full right, power and authority to grant all of the right, title and interest in the licenses granted, or contingent licenses that may be granted, by Progenics under this Agreement.

(c)  No Default. Progenics is not in default under, or in conflict with respect to, its certificate of incorporation or by-laws or any term or provision of any agreement, mortgage or indenture to which it is a party or by which any of its properties are bound or any statute, rule, order, writ, injunction, decree or regulation applicable to it or any of its properties that will preclude the performance of its obligations under this Agreement in any material respect.

(d)  No Material Contracts. Progenics is not subject to any contract or agreement that will preclude or otherwise conflict with the performance of its obligations under this Agreement in any material respect.

(e)  No Conflicts. Neither the execution nor delivery of this Agreement, the consummation of the transactions herein contemplated nor the fulfillment of or compliance with the terms and provisions hereof will (i) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority, or violate any provisions of law, administrative regulation or court decree applicable to Progenics or (ii) conflict with, result in a breach of any of the terms, conditions or provisions of or constitute a default under the certificate of incorporation or by-laws of Progenics or of any agreement or instrument to which it is a party or by which any of its property is bound.

(f)  Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Progenics, enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

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2.4  By All Parties. Each Party represents and warrants to each of the others, as of the date hereof, that it has not breached or violated, and is not in breach or violation of, the Original Agreement.

3.  LICENSES.

3.1  Grant by CYTOGEN. Subject to the terms and conditions herein contained, CYTOGEN hereby grants to the LLC, to the extent (but only to the extent) of the Field, the exclusive (even as to CYTOGEN) right and license throughout the Territory under the Licensed CYTOGEN Patents and the CYTOGEN Technical Information to develop, make, have made, distribute, use, offer for sale, sell, have sold, import or export Licensed Products. The Parties acknowledge and agree that the LLC shall not be restricted in its use for any purpose of Technical Information developed or otherwise acquired by it, except to the extent such Technical Information is CYTOGEN Technical Information, in which case it will be treated in accordance with the immediately preceding sentence.

3.2  Sublicenses.

The LLC shall have the right to grant sublicenses of the rights granted hereunder, provided that: (i) each Sublicensee shall have agreed in writing to keep books and records and permit CYTOGEN to review such books and records pursuant to the relevant provisions, and to comply with all terms of this Agreement expressly applicable to a Sublicensee of the LLC; and (ii) within 15 days of granting any such sublicense the LLC shall give written notice of such grant to CYTOGEN and provide CYTOGEN with a copy of such sublicense. No consent or approval of CYTOGEN shall be required in connection with the granting of such sublicenses. Upon reasonable request of any Sublicensee of the LLC, CYTOGEN shall cooperate with such Sublicensee to execute, acknowledge, and deliver all documentation, further assurances and other instruments solely with respect to the existence and good standing of this Agreement, including without limitation copies of the SKICR Agreement, as amended through the relevant date, and correspondence relating thereto; provided, that, subject to Section 3.4, CYTOGEN will not (i) be or become obligated to pay any fees or unreimbursed expenses; (ii) incur any additional obligations; or (iii) be required to amend or deemed to have amended this Agreement or the SKICR Agreement, solely by reason thereof. Without limiting the generality of the foregoing, it is understood and agreed that the LLC may grant sublicenses to its Affiliates (“Affiliate Sublicensees”) of all or any part(s) of its rights hereunder, in accordance with this Section 3.2; provided, that it shall be a condition to any such sublicense to such an Affiliate Sublicensee that such Affiliate Sublicensee agrees to make available directly to CYTOGEN, upon the prior written request of CYTOGEN, such portion of sums owing by such Affiliate Sublicensee to the LLC under the relevant sublicense agreement to which CYTOGEN is entitled under Article 5 hereof.

3.3  Guarantee of Performance of Sublicensee.

The LLC hereby unconditionally guarantees to CYTOGEN the performance of any of its Sublicensees’ financial obligations hereunder, including making all payments due, and making all reports required, under this Agreement to be made by reason of sales of Licensed Products by its Sublicensees and their compliance with all applicable terms of this Agreement. In any such sublicense, the Sublicensee shall agree that in the event of a breach by the Sublicensee in

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the observance of any applicable terms of this Agreement, CYTOGEN shall be entitled to proceed against such Sublicensee or directly against the LLC, as CYTOGEN may determine, in its sole discretion, to enforce this Agreement.

3.4  Cure of Breach by Sublicensee. Upon notification to CYTOGEN by the LLC of the grant by the LLC of any sublicense under this Agreement, CYTOGEN shall become obligated to notify in writing any such Sublicensee of any breach by the LLC hereunder, or of any purported termination by CYTOGEN, with such notice to be sent to such Sublicensee (at the address specified by the LLC) at the same time as notice is sent to the LLC. In the event that the LLC breaches this Agreement, which breach remains uncured through the expiration of any applicable cure period, any Sublicensee of the LLC hereunder shall have the right, but not the obligation, during a period of 45 days after the expiration of the aforesaid cure period, to cure such breach in its own name, and, upon curing such breach, such Sublicensee shall have the right to be substituted for the LLC as a direct sublicensee under the Licenses to the exclusion of, and on the same terms as, the LLC to the extent of the sublicense. A provision to the effect of the foregoing shall be included in any sublicense granted hereunder.

3.5  [*]

(a)  Notice of Proposed Transfer. The LLC shall (x) deliver to CYTOGEN a written notice (the “Notice”) stating: (i) the LLC’s intention to sublicense the Potential IP; (ii) the Proposed IP to be sublicensed; and (iii) the price and/or consideration (the “Offer Price”) and the material terms and condition of the proposed sublicense (the “Offer Terms”) contained in the bona fide Offeror offer; and (y) offer the Proposed IP at the Offer Price and on the Offer Terms to CYTOGEN; provided, however, if the Offer Price is for consideration other than cash, then CYTOGEN shall have the right to offer substantially similar consideration as the Offer Price or with a consideration at least as favorable to the LLC, in the reasonable judgment of the LLC, as the Offer Price consideration from such Offeror.

(b)  Exercise of Right of First Refusal. At any time within 30 calendar days after receipt by CYTOGEN of the Notice (the “Response Period”), CYTOGEN may, by giving written notice to the LLC, elect to sublicense the Proposed IP. The consideration payable by CYTOGEN in respect of the Proposed IP sublicense shall be the Offer Price and the terms and conditions of the sublicense shall be in all material respects, at least as favorable to the LLC as the Offer Terms taken as a whole. If (i) CYTOGEN indicates during the Response Period that it has no interest in exercising its Right of First Refusal or (ii) CYTOGEN fails to provide the LLC with notice of exercise prior to the expiration of the Response Period, the LLC shall thereafter be free, without any further obligation to CYTOGEN, to sublicense the Proposed IP to an Offeror on terms no more favorable to the Offeror than the Offer Price and Offer Terms; provided, however, the LLC must execute a definitive agreement with the Offeror with such Offer Price and on such Offer Terms within 180 calendar days after the expiration of the Response Period (the “Termination Period”). If such agreement is not executed prior to the expiration of the Termination Period, then CYTOGEN shall have the right to receive again the Notice set forth in Section 3.5(a) above, and CYTOGEN shall have the right to the Response Period set forth in this Section 3.5(b).

3.6  Reservation of Rights. CYTOGEN reserves the right to practice and use the CYTOGEN Technical Information and to develop, make, have made, and use Licensed Products, in each case, without cost and subject to the confidentiality provisions of this Agreement, for non-commercial internal research and development purposes.

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3.7  No Other Rights. Except as expressly provided herein, no right, title or interest is granted by CYTOGEN under the Licensed CYTOGEN Patents or CYTOGEN Technical Information or otherwise. CYTOGEN expressly does not grant, and nothing contained herein is intended to grant, or shall be construed as granting, any right, title or interest outside of the Field.

3.8  Competition Not Prohibited. No license granted under this Agreement, and no other provision contained herein, shall be deemed to prohibit the LLC or CYTOGEN or any of their respective Affiliates from engaging in any activity outside of the Field.

4.  CERTAIN COVENANTS.

4.1  No Waivers or Grant of Further Rights. CYTOGEN will not, without the prior written consent of the LLC, terminate, amend, modify or grant any waivers or consents under any the SKICR Agreement with respect to the Field, or grant any further rights to the Licensed CYTOGEN Patents or CYTOGEN Technical Information in the Field except to the LLC, or take any other action with respect to the Licensed CYTOGEN Patents or the CYTOGEN Technical Information that could adversely affect the rights granted to the LLC hereunder.

4.2  Summary Reports. For so long as the LLC is developing Licensed Products, the LLC shall keep CYTOGEN informed through written summary reports about the status of the development of Licensed Products. Such reports shall be provided to CYTOGEN on a quarterly basis, with the first report due on June 30, 2006. The sole remedy for breach of this Section 4.2, is compliance by the LLC with this Section 4.2 upon notice by CYTOGEN.

4.3  Breach of SKICR Agreement. In the event that CYTOGEN shall be in breach of or default under any of the material terms, conditions or agreements contained in the SKICR Agreement to be kept, observed or performed by it, or receives notice of breach or termination of or default under such agreements, it shall immediately notify the LLC thereof. If CYTOGEN has not cured such breach or default within 30 days after the effective date of any notice of termination issued with respect to such breach or default, the LLC shall have the right, but not the obligation, to cure any such breach or default in its own name, and the LLC shall have the right to be substituted for CYTOGEN as direct licensee in the Field under either such agreement to the exclusion of, and on the same terms as, CYTOGEN. If the LLC elects not to cure such breach or default or fails to cure such breach or default within 40 days of the notice, then Progenics shall have the right, but not the obligation, to cure any such breach or default in its own name, and Progenics shall have the right to be substituted for CYTOGEN as direct licensee in the Field under either such agreement to the exclusion of, and on the same terms as, CYTOGEN. The 30-day and 40-day periods described above shall be extended on a one-for-one basis as a result of any extension to the cure period set forth in Section IV.D.1 of the SKICR Agreement agreed to in writing by SKICR.

4.4  Notices under the SKICR Agreement. CYTOGEN shall require SKICR to furnish copies of all notices and other communications required or permitted under such the SKICR Agreement (including without limitation notices of breach or termination) to the LLC and, upon the request of the LLC, to such Sublicensee(s) of the LLC or as the LLC shall specify. In addition, CYTOGEN will furnish copies of all notices and communications to the LLC and, upon the request of the LLC, to such Sublicensee(s) of the LLC as the LLC shall specify.

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4.5  Compliance with Terms of the SKICR Agreement; Assignment. CYTOGEN shall fulfill each of its obligations under the SKICR Agreement. The LLC shall undertake the efforts required of CYTOGEN under Section VIII.A.1 of the SKICR Agreement within the Field. Without limiting the generality of the foregoing, within 30 days of the execution of this Agreement, CYTOGEN shall notify SKICR of the execution of this Agreement and provide SKICR with the LLC’s name and address as required by Section III.D.3 of the SKICR Agreement. CYTOGEN will not assign any interests under the SKICR Agreement unless the assignee expressly agrees to take such interest subject to the interest of the LLC hereunder.

4.6  Termination of Services Agreement. The Parties hereby terminate, in its entirety, the Services Agreement and each Party releases each other Party from any obligations thereunder and from any liabilities relating thereto.

5.  ROYALTIES AND OTHER PAYMENTS. In further consideration for the exclusive licenses granted by CYTOGEN to the LLC pursuant to the provisions of Section 3.1 hereof, the LLC agrees to make the following payments to CYTOGEN as follows:

5.1  Milestone Payments. The LLC shall make the following one-time payments to CYTOGEN upon achievement of the milestone events set forth below:

(a)  Antibody Product Milestones:

[*]:

Milestone Event For Antibody Products:	Payment Amount
Upon [*] of [*] in the [*]:	$[*]

[*]:

Milestone Events For Antibody Products:	Payment Amount
Upon [*] for the [*] of at least $[*]:	$[*]
Upon [*] for [*] of at least $[*]:	$[*]

(b)  Vaccine Product Milestones:

[*]:

Milestone Events For Vaccine Products:	Payment Amount
Upon [*] of any [*] in the [*]:	$[*]

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[*]:

Milestone Events For Vaccine Products:	Payment Amount
Upon [*] for the [*] of at least $[*]:	$[*]
Upon [*] for the [*] of at least $[*]:	$[*]

Each of the Regulatory Approval milestone payments payable under this Section 5.1 shall be payable only [*] in relation to Antibody Products and only [*] in relation to Vaccine Products, regardless of [*]. [*] milestones payable under this Section 5.1 shall be payable only [*] in respect of [*] and only [*] in respect of [*].

5.2  Royalties.

(a)  Subject to Section 5.3, commencing with the First Commercial Sale of an Antibody Product, and thereafter during the relevant Royalty Term, the LLC shall pay to CYTOGEN, on an Antibody Product-by-Antibody Product basis in the Territory, royalties in the amount of [*]% of Annual Net Sales of such Antibody Product.

(b)  Subject to Section 5.3, commencing with the First Commercial Sale of a Vaccine Product, and thereafter during the relevant Royalty Term, the LLC shall pay to CYTOGEN the following royalties on a Vaccine Product-by-Vaccine Product basis in the Territory for Annual Net Sales of such Vaccine Product:

Incremental Annual Net Sales of a Vaccine Product (on a Vaccine-Product-by-Vaccine Product basis) in the Territory during the applicable Calendar Year:	Royalty Rate
For the portion of Annual Net Sales less than $[*]:	[*]%
For the portion of Annual Nets Sale equal to or greater than $[*], but less than $[*]:	[*]%
For the portion of Annual Net Sales equal to or greater than $[*]:	[*]%

5.3  Royalty Buydown.

(a)  The LLC shall have the option (the “Royalty Buydown Option”) as set forth below, based on the stage of development (the “Option Stage”) of the first Antibody Product and first Vaccine Product, respectively, to reach such Option Stage, to pay to CYTOGEN the amount indicated below, to prospectively relieve the LLC of the financial obligation to pay any royalties on Annual Net Sales of all Antibody Products and Annual Net Sales of all Vaccine Products, respectively (the “Royalty Buydown”):

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Option Stage	Antibody Product	Vaccine Product
Prior to [*].	$[*]	$[*]
Upon and following [*]	$[*]	$[*]
Upon and following [*]	$[*]	$[_]
Upon and following [*]	$[*]	$[*]

(b)  The LLC shall give written notice of its intent to exercise a Royalty Buydown Option for an Antibody Product or Vaccine Product to CYTOGEN during an Option Stage. Payment to CYTOGEN from the LLC shall be made within 30 days of delivery of such written notice and such payment shall constitute full and final satisfaction of the LLC’s royalty payment obligations under Section 5.2 in respect of all Antibody Products in the case of an Option Stage payment for an Antibody Product, or all Vaccine Products in the case of an Option Stage payment for a Vaccine Product. The Royalty Buydown shall become effective immediately upon receipt of notice of the Royalty Buydown Option by CYTOGEN. Notwithstanding the foregoing, the LLC shall pay to CYTOGEN: (i) all milestone payments, payable under Section 5.1, but only upon achievement of the events as set forth in, and in accordance with, Section 5.1; and (ii) royalty payments which accrued before the effective date of the Royalty Buydown, in accordance with Section 5.2.

5.4  Reduction of Royalties if Third Party License Required. If the LLC determines that it cannot reasonably develop or commercialize a Licensed Product in a particular country in the Territory without obtaining a Third Party License and the LLC thereafter obtains and pays for the Third Party License, the LLC shall be entitled to reduce, on a [*], the applicable royalty payable under Section 5.2; provided, however, that in no event shall this deduction cause the amounts payable to CYTOGEN, in respect of such Licensed Product in such country, to be less than [*]% of the amount otherwise payable to CYTOGEN for such Contract Quarter in respect of such Licensed Product in such country. Any amount which would have reduced a royalty payment pursuant to the immediately preceding sentence, but was not applied due to the [*]% limit therein, shall be credited against royalties payable in subsequent Contract Quarters, subject to the foregoing percentage restriction, until all such amounts have been credited. The Third Party License costs provided above shall be discounted for purposes of this Section 5.4 if such Third Party License is applicable to products of the LLC or any Sublicensee other than the Licensed Products (“Non-Licensed Products”) as follows: such discount shall be determined at the time payments are made under the Third Party License and shall be based on the relation of (i) the economic value of the rights applicable to the Non-Licensed Products to (ii) the economic value of the rights applicable to the Licensed Products.

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5.5  Payments Associated with Existing Third Party Agreements. The LLC shall pay earned royalties to CYTOGEN, under the SKICR Agreement, at the minimum royalty rate(s) required to be paid and at the times any such payments are due. In addition, the LLC will pay to CYTOGEN fees equal in amount to the minimum amount of any minimum royalty (to the extent such royalty exceeds earned royalties) or other fees required to be paid by CYTOGEN under the SKICR Agreement at the times any such payments are due. Any fees (but excluding earned royalties) payable by the LLC to CYTOGEN pursuant to this Section 5.5 shall be discounted by [*]% to reflect the value of rights sublicensed by SKICR to CYTOGEN but not sublicensed by CYTOGEN to the LLC.

5.6  Other Products. Other Products shall be deemed to be Antibody Products (i) for purposes of determining royalties payable under Section 5.2 with respect to Commercial Sales of Other Products, and (ii) for purposes of the Royalty Buydown under Section 5.3. For the avoidance of doubt, in the event that the LLC exercises the Royalty Buydown Option in respect of an Antibody Product, such Royalty Buydown shall also relieve the LLC of financial obligations to pay any royalties on Annual Net Sales of all Other Products.

6.  PATENT PROSECUTION AND MAINTENANCE, ETC.

6.1  Prosecution and Maintenance. To the fullest extent legally and contractually entitled, CYTOGEN hereby grants to the LLC the exclusive right to prepare new applications based on CYTOGEN Technical Information licensed hereunder, prepare continuing patent applications which contain claims directed to subject matter in the Field and claim priority to the Licensed CYTOGEN Patents, file, and prosecute patent applications that are Licensed CYTOGEN Patents, maintain or extend the term of any issued patent that is a Licensed CYTOGEN Patent, and defend against any conflicts, oppositions or interferences involving Third Party challenges to the Licensed CYTOGEN Patents. The cost of such activities shall be borne by the LLC; provided, however, that if less than all of the rights to any such Patent has been licensed to the LLC pursuant hereto, the LLC shall bear only that portion of the cost of such activities as reflects the proportionate economic value, as agreed upon in good faith by the Parties, of the rights licensed to the LLC. CYTOGEN shall cooperate, at the LLC’s expense, with all reasonable requests of the LLC in all such activities. If at any time the LLC determines not to prepare, file or prosecute a Patent licensed to the LLC hereunder, maintain or extend the term of any Patent licensed to the LLC hereunder or defend against any conflicts, oppositions or interferences involving Third Party challenges to any Patent licensed to the LLC hereunder, the LLC shall notify CYTOGEN of any such determination and grant back to CYTOGEN the right to conduct any such activity. If the right to prepare, file or prosecute any Patent licensed by CYTOGEN to the LLC hereunder, or to maintain or extend or to defend against any Third Party conflicts, oppositions or interferences involving any Patent licensed to the LLC hereunder cannot be granted to the LLC, CYTOGEN shall use commercially reasonable efforts diligently to perform, or cause to be performed, in consultation with the LLC, such activities. In addition, to the fullest extent legally and contractually entitled, CYTOGEN grants to the LLC the right to review and comment on the prosecution and maintenance of patents and patent applications which claim priority to or are otherwise related to the Patents licensed to the LLC hereunder. The cost of such activities shall be borne by the LLC; provided, however, that if less than all of the rights to any such Patent has been licensed to the LLC pursuant hereto, the LLC shall bear only that portion of the cost of such activities as reflects the proportionate economic value, as agreed upon in good faith by the Parties,

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of the rights licensed to the LLC. The LLC also grants to CYTOGEN the right to review and comment on the prosecution and maintenance of patents and patent applications which claim priority to or are otherwise related to the Patents licensed to the LLC hereunder. The cost of such activities shall be borne by CYTOGEN. Upon issuance of a patent based upon any pending patent application listed in Annex A, or any continuation in whole or in part derived therefrom, Annex A shall be revised to reflect the issuance of such patent. In the event such an issued patent contains claims directed only to subject matter which falls entirely outside of the Field, the patent shall be removed from Annex A. For purposes of clarity, upon removal of a patent from Annex A, the patent shall be considered to fall outside the definition of Licensed CYTOGEN Patents.

6.2  Disclosure Regarding Patent Activities. Each Party which engages in patent activities of the nature described in section 6.1 hereof shall promptly provide the other Parties with all correspondence (including any filings sent or received) and all other information concerning such activities which comes into such Party’s possession, and shall periodically update the other Parties on all relevant information concerning the actions described in Section 6.1 hereof. In addition to the foregoing, each Party required to disclose information pursuant to this Section 6.2 shall provide to the other Parties a reasonable opportunity to review any materials to be submitted or filed with any patent or governmental authority or in connection with any such proceeding and to comment on such materials and will discuss and consider such comments in good faith. The Parties consent to the disclosure of such correspondence by the LLC, at its discretion, to any and all of its Affiliates and any Sublicensee, provided that such Affiliates and Sublicensees shall receive such correspondence under a confidential disclosure agreement reasonably satisfactory in form and substance to Progenics or CYTOGEN, as the case may be.

7.  REPORTS AND ROYALTY PAYMENTS; BOOKS AND RECORDS

7.1  Reports. On or before the last day of each February, May, August, and November commencing with the first such date following the First Commercial Sale, and thereafter throughout the Contract Period, the LLC shall furnish CYTOGEN with a written report, signed by an authorized officer or agent of the LLC, showing all Commercial Sales with respect to which earned royalties are due to CYTOGEN hereunder with respect in each case to the immediately preceding Contract Quarter.

7.2  Royalty Payments. With each such quarterly report, the LLC shall remit to CYTOGEN the total amount of earned royalties shown thereby to be due. All payments (and all payments under Section 5) shall be made in lawful funds of the United States of America.

7.3  Calculation of Royalties and Other Payments. In order to permit the LLC to calculate the amount of royalties and other payments payable pursuant to Section 5 hereof, CYTOGEN shall provide to the LLC true and complete copies of the SKICR Agreement. CYTOGEN will also furnish the LLC with a written report, signed by an authorized officer, stating product sales by each of the other licensees or Sublicensees (if any) covered by the SKICR Agreement (to the extent available to, and not subject to legal or contractual restrictions on disclosure by, CYTOGEN), and will make its respective personnel available to answer questions and otherwise provide information with respect to any matters reasonably necessary for the LLC to calculate amounts due by the LLC to CYTOGEN under Section 5 hereof.

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7.4  Currency Control Restrictions. In the event that the LLC is precluded from transferring royalties due CYTOGEN hereunder at any time during the Contract Period because the LLC has failed after commercially reasonable due diligence to obtain the approval of such transfer from the appropriate governmental agency responsible for control of currency exchanges of a particular country in which the LLC has sold Licensed Products, then the LLC agrees (a) to deposit or to cause the deposit of such royalties to the account of CYTOGEN in a bank in such country designated by the beneficiary of such deposit; (b) to provide or to cause to be provided to such beneficiary documentary evidence of such deposits; and (c) to remit or to cause remittance of such deposits to such beneficiary immediately upon the subsequent approval of such transfers by such governmental agency. The LLC further agrees that the form of such depository account shall permit such beneficiary to withdraw the deposited amounts at will, but shall permit the LLC to withdraw the deposited amounts solely for the purpose of remitting such amounts to such beneficiary pursuant to the provisions of this Section 7.4.

7.5  Books and Records. The LLC agrees to keep adequate and complete records showing all Commercial Sales and/or other revenues with respect to which earned royalties and/or other payments are due CYTOGEN hereunder. Such records shall include all information necessary to verify the total amount and computation of earned royalties and/or other payments hereunder, and shall be open to inspection by CYTOGEN during reasonable business hours upon reasonable notice to the extent necessary to verify the amount thereof. Such inspection by CYTOGEN shall be made not more often than once each Contract Year at the request of CYTOGEN (unless good cause is shown by CYTOGEN of the need for more frequent inspection) by an auditor appointed by CYTOGEN and to whom the LLC has no reasonable objection, provided that such auditor shall be under a confidentiality obligation to the LLC to reveal only that information, and only to CYTOGEN, necessary to verify the royalties due hereunder. In addition, such inspection shall be limited to a period not to extend beyond three years after the date of receipt by the requesting Party of a report from the LLC relating to such records pursuant to Section 7.1 hereof. After such three-year period, any such report and the records upon which such report was based shall be deemed presumptively correct. The expenses of any such audit shall be borne by the party requesting the audit unless the audit determines a discrepancy in favor of CYTOGEN of at least 10%, in which event the audit expenses shall be borne by the LLC. Notwithstanding the foregoing, CYTOGEN shall, at reasonable times and upon reasonable notice, be granted access after such three-year period to such records (to the extent retained by the LLC) for purposes of preparing tax returns and related materials.

8.  TAXATION OF PAYMENTS. Insofar as any earned royalties which are due CYTOGEN hereunder are subject to taxation by any country under the provisions of the tax laws of that country, then CYTOGEN hereby authorizes the LLC to withhold such taxes from the payments which are payable to CYTOGEN in accordance with this Agreement if the LLC is either required to do so under such country’s tax laws or directed to do so by an agency of such country’s government. Whenever the LLC deducts such tax from any payments due CYTOGEN, the LLC shall furnish CYTOGEN with a tax certificate showing the payment of such tax to the government of such country. In the event such taxes are assessed against the LLC by reason of its failure to withhold such taxes from any payments which have been paid to CYTOGEN in accordance with this Agreement, then CYTOGEN agrees to reimburse the LLC for such tax assessment but not for any fine, penalty, fee or interest related to the LLC’s failure to withhold, pay or make timely payment of such taxes.

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9.  PRODUCT LIABILITY DISCLAIMERS.

9.1  Product Liability Disclaimer by Progenics. Progenics assumes no responsibility for the manufacture, product specifications, end use or provision of any Licensed Products that are manufactured or provided by or for, or sold by, the LLC or any Sublicensee. All warranties in connection with such Licensed Products made or provided by the LLC or any Sublicensee shall not directly or impliedly obligate Progenics in any manner whatsoever under such warranties or otherwise.

9.2  Product Liability Disclaimer by CYTOGEN. CYTOGEN assumes no responsibility for the manufacture, product specifications, end use or provision of any Licensed Products that are manufactured or provided by or for, or sold by, the LLC or any Sublicensee. All warranties in connection with such Licensed Products made or provided by the LLC or any Sublicensee shall not directly or impliedly obligate CYTOGEN in any manner whatsoever under such warranties or otherwise.

9.3  Product Liability Disclaimer by the LLC. The LLC assumes no responsibility for the manufacture or product specifications of any products which are manufactured by or for Progenics or CYTOGEN except for the manufacture or product specifications of materials made by or for the LLC. Any warranties in connection with such products made by Progenics or CYTOGEN as user of such products shall not directly or impliedly obligate the LLC.

10.  INDEMNIFICATION AND INFRINGEMENT.

10.1  Indemnification.

10.1.1   By Progenics. Progenics shall indemnify, defend and hold CYTOGEN and its Affiliates harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses, including the reasonable costs and expenses of counsel (collectively, “Losses”), arising out of any breach of the representations and warranties, or the failure to perform when and as required any of the covenants or agreements, made by Progenics in this Agreement.

10.1.2   By CYTOGEN. CYTOGEN shall indemnify, defend and hold the LLC, its Affiliates and any Sublicensee of the LLC hereunder harmless from and against any and all Losses arising out of (i) any breach of the representations and warranties, or the failure to perform when and as required any of the covenants or agreements, made by CYTOGEN in this Agreement or (ii) any infringement or purported infringement of Third Party intellectual property rights by practicing the Licensed CYTOGEN Patents or the CYTOGEN Technical Information.

10.1.3   By the LLC. The LLC shall indemnify, defend and hold CYTOGEN and its Affiliates harmless from and against any and all Losses arising out of (i) any breach of the representations and warranties, or the failure to perform when and as required any of the covenants or agreements, made by the LLC in this Agreement or (ii) any claim by a Third Party that any Licensed Product made, used or sold by or on behalf of the LLC or any sublicense thereof infringes patent rights of such Third Party (except insofar as any such claim gives rise to an indemnification obligation of Progenics under Section 10.1.1 hereof or of CYTOGEN under Section 10.1.2 hereof).

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10.2  Infringement of Licensed CYTOGEN Patents. In the event that any Party becomes aware that any Third Party is infringing any claim or claims of any issued patent included within the Licensed CYTOGEN Patent or CYTOGEN Technical Information, then such Party shall immediately advise the other Parties, and the Parties shall consult with each other as to the most effective way of proceeding. Under such circumstances:

(a)   the LLC, as the exclusive licensee of the Licensed CYTOGEN Patents, shall have the right, but not the obligation, and subject to any applicable Third Party rights, to commence and prosecute an action under the Licensed CYTOGEN Patents against any such Third Party infringer, in which event the LLC shall bear the costs of such action and shall be entitled to retain any recovery resulting therefrom;

(b)   if the LLC declines or fails to commence and/or prosecute such action, then CYTOGEN shall be entitled to commence and prosecute an action under the appropriate Licensed CYTOGEN Patents against such Third Party infringer, in which event CYTOGEN shall bear the costs of such action and shall be entitled to retain any recovery resulting therefrom.

The Parties shall cooperate fully with each other in any such proceedings, consulting as to litigation strategies and other matters related to any such proceedings, and shall, among other things, furnish information and evidence when so requested by the other, including testimony by the requested Party, its agents and employees, as may be required by the Party commencing and prosecuting such action.

10.3  Procedure. Each Party shall promptly notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Section 10, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnified Party shall cooperate fully with the Indemnifying Party in defense of such matter. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such claim, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened claim in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have

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been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

11.  TERM AND TERMINATION.

11.1  Term. Unless sooner terminated in accordance with Section 11.2, the Original Agreement shall continue as amended and restated hereby, and shall cease upon the last to subsist of any Valid Claim of any Licensed CYTOGEN Patents; provided, however, that this Agreement shall not terminate until the end of the last Royalty Term unless sooner terminated in accordance with Section 11.2; provided, further, that the provisions of Sections 7.1, 7.5, 9, 10, 11.1, 12 and 14 hereof shall survive any such termination or expiration.

11.2  Termination. This Agreement may be terminated at any time prior to the end of the term set forth in Section 11.1 hereof, as follows:

11.2.1   For Breach. In the event either the LLC or Progenics on the one hand, or CYTOGEN on the other hand, shall breach any of the material representations or warranties or any material term, condition or agreement contained herein made or to be kept, observed or performed by it, then the other such Party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights and remedies, by giving the other such Party 60 days’ notice in writing, identifying with reasonable specificity the breach, unless (in the case of a breach of any term, condition or agreement) the notified Party within such 60-day period shall have cured the breach.

11.2.2   For Bankruptcy. (a) In the event (i) Progenics or the LLC on the one hand, or CYTOGEN on the other hand, shall suspend business, or shall file a voluntary petition or any answer admitting the jurisdiction of the court and the material allegations of, or shall consent to an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of a substantial part of its property, and (ii) no Affiliate of such Party shall undertake to assume its obligations under the provisions of this Agreement within 90 days from the date on which such Party becomes so disabled, then to the extent permitted by law the other such Party may thereafter immediately terminate this Agreement by giving written notice of termination to the other Parties.

(b)  In the event this Agreement is terminated under Section 11.2.2(a) as a result of an event covered thereby with respect to CYTOGEN, and the LLC terminates this Agreement under Section 11.2.2(a) or CYTOGEN rejects this Agreement pursuant to Section 365 of the U.S. Bankruptcy Code, all rights and licenses granted under or pursuant to this Agreement by CYTOGEN, to the LLC are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. CYTOGEN agrees that the LLC, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against CYTOGEN under the U.S. Bankruptcy Code, the LLC shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such

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intellectual property and all embodiments of such intellectual property upon written request therefor by the LLC. Such intellectual property and all embodiments thereof shall be promptly delivered to the LLC (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the LLC, unless CYTOGEN elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of CYTOGEN upon written request therefor by the LLC. CYTOGEN shall not interfere with the rights of the LLC as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of the LLC to obtain such intellectual property (or such embodiment) from any other entity.

11.2.3   The LLC Upon Termination of the SKICR License. The LLC may terminate this Agreement by giving CYTOGEN 30 days written notice upon the termination of the SKICR License; provided that, without limiting the other rights and remedies of the Parties, each of Progenics and CYTOGEN may seek an appropriate remedy against the other if the other is responsible for the termination of the SKICR License.

11.2.4   Effect of Termination or Expiration. Upon the expiration of the Royalty Term applicable to any Licensed Product in a country, the Licensed CYTOGEN Patent and CYTOGEN Technical Information with respect to such Licensed Product in such country shall convert to a perpetual, irrevocable, non-exclusive, transferable, paid-up, royalty-free license with the right to sublicense in such country to develop and commercialize such Licensed Product in such country.

11.3  Accrued Rights and Obligations. Termination of this Agreement shall not relieve any Party of any rights or obligations then accrued hereunder or which by the terms hereof extend beyond the date of such termination.

12.  EFFECT OF TERMINATION ON SUBLICENSEE. Upon termination of this Agreement by the LLC or CYTOGEN pursuant to Section 11.2.1 or Section 11.2.2 hereof, any Third Party licensee of the LLC which has not breached in any material respect its sublicense related to the Licensed CYTOGEN Patents or the CYTOGEN Technical Information shall be entitled to receive a license to the Licensed CYTOGEN Patents and the CYTOGEN Technical Information directly from CYTOGEN granting rights substantially the same as those granted in such sublicense and containing obligations as a licensee similar to those set forth in this Agreement.

13.  EXPORT LICENSES. This Agreement is subject to any restrictions concerning the export of products or technical information from the United States which may be imposed by the United States. Accordingly, each Party agrees that it will not export, directly or indirectly, any technical information acquired under this Agreement or any products utilizing any such technical information to any country for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by an applicable statute or regulation.

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14.  MISCELLANEOUS PROVISIONS.

14.1  Assignability, Etc.. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the written consent of the others, and any attempted assignment without such consents shall be null and void. Without the consent of any other Party, this Agreement may be assigned by any Party to any wholly owned subsidiary of such Party that agrees in writing with each other Party to be jointly and severally liable with the assigning Party for the timely satisfaction of all obligations of the assigning Party hereunder; provided, however, that no such assignment shall relieve the assigning Party of its obligations hereunder, including in connection with an assignment by the LLC to Progenics or any of Progenics’ Affiliates. Notwithstanding the foregoing, without the consent of any other Party, this Agreement may be assigned by the LLC to Progenics or any of Progenics’ Affiliates. This Agreement shall be binding upon the successors and permitted assignees of the Parties. Any such successor or permitted assignee shall be subject to the same rights and obligations as the original Party hereunder. Notwithstanding the foregoing, a sale of assets by the LLC related to the Licensed Products shall be deemed to be an assignment under this Section 14.1.

14.2  Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the business address of the respective Parties aforementioned, or to such other address or addresses as either Party shall designate in writing to the others. All such notices and communications shall be considered given and/or delivered: (i) when given if delivered in person or sent by facsimile and acknowledged by a responsible person at the office of the recipient; (ii) one day after being sent by a major overnight courier; or (iii) four days after being mailed by registered mail, return receipt requested, at the business address of the respective Parties as specified above. All notices or communications required or permitted to be given or sent to the LLC shall also be given or sent to Progenics (if such notice or communication is given or sent by CYTOGEN) or to CYTOGEN (if such notice or communication is given or sent by Progenics).

If to Progenics or the LLC, to:

Progenics Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591

Telecopy: 914-789-2856

Attention: Mark R. Baker, Senior Vice President & General Counsel

with a copy (which shall not constitute notice) to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Telecopy: 212-259-6333

Attention:  Donald Murray

Stanton J. Lovenworth

If to CYTOGEN, to:

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Cytogen Corporation
650 College Road East
Princeton, New Jersey 08540|
Telecopy: 609-452-2317
Attention:  William J. Thomas, Senior Vice President
and General Counsel

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Telecopy: 609-919-6701

Attention: Randall B. Sunberg

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

14.3  Independent Contractors. No agency, partnership or joint venture is hereby established. None of Progenics, CYTOGEN or the LLC shall enter into, or incur, or hold itself out to Third Parties as having authority to enter into or incur on behalf of the other Parties any contractual obligations, expenses or liabilities whatsoever, except as expressly provided herein.

14.4  Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

14.5  Entire Understanding. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof. No modifications, extensions, or waiver of any provisions hereof or any release of any right hereunder shall be valid, unless the same is in writing, contains reference to this Agreement and sets forth the plan or intention to modify same, and is consented to by all Parties.

14.6  Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

14.7  No Implied Rights. Except as expressly provided for in this Agreement, nothing contained herein shall be construed as conferring any license or other rights, by implication or estoppel, under any patent (including design patent and utility model patent) or patent application, or any copyrights, trademarks, trade names or trade dress.

14.8  No Waiver. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or

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continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

14.9  Publicity.

(a) In the absence of prior written approval of the other Parties, no Party shall originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders or otherwise, relating to this Agreement, to any amendment or activities hereunder, unless such announcement is required by law to be made, in which case the provisions of Section 14.9(b) shall apply. The Party making any such announcement shall give the other Parties an opportunity to review the announcement before it is made.

(b) A Party may only disclose the terms of this Agreement or any further amendments to the Agreement if such Party reasonably determines, based on advice from its counsel, that it is required to make such disclosure by applicable law, regulation or legal process, including without limitation by the rules or regulations of the U.S. Securities and Exchange Commission (“SEC”) or similar regulatory agency in a country other than the U.S. or of any stock exchange or NASDAQ, in which event such Party shall provide prior notice of such intended disclosure to the other Parties sufficiently in advance to enable the other Parties to seek confidential treatment or other protection for such information unless the disclosing Party is prevented by law or regulation from providing such advance notice and shall disclose only such terms of this Agreement or such further amendment(s) as such disclosing Party reasonably determines, based on advice from its counsel, are required by applicable law, regulation or legal process to be disclosed. In the event that either Party determines that it must publicly file this Agreement or such further amendment(s) with the SEC, such Party shall (i) initially file a redacted copy of this Agreement or such further amendment(s) in a form mutually agreeable to the Parties, (ii) request, and use commercially reasonable efforts to obtain, confidential treatment of all terms redacted from such Agreement or such further amendment(s), (iii) permit the other Party to review and approve such initial request for confidential treatment and any subsequent correspondence with respect thereto at least two (2) business days prior to its submission to the SEC, and (iv) promptly deliver to the other Party any written correspondence received by it or its representatives from the SEC with respect to such confidential treatment request and promptly advise the other Party of any other material communications between it or its representatives with the SEC with respect to such confidential treatment request.

14.10  Promotion and Advertising. Nothing contained in this Agreement shall be construed as conferring on any Party any right to use in advertising, publicity or other promotional activities any name, tradename, trademark, service mark or other designation (including any contraction, abbreviation or simulation of any of the foregoing of any other Party); and, each Party agrees not to use any designation of any other Party in any promotional activity associated with this Agreement, or with a Licensed Product, without the express written approval of such other Party.

14.11  Arbitration. Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in New York, New York, under the auspices and the current commercial arbitration rules of the American Arbitration Association. Arbitration shall be initiated by delivery of a notice (an “Arbitration Notice”) by any Party to the other Parties. Such arbitration shall be conducted by one arbitrator mutually selected and approved

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by the Parties to the dispute. If within 20 calendar days after receipt of the Arbitration Notice the Parties to the dispute have not agreed on a mutually acceptable arbitrator, the American Arbitration Association in New York, New York shall be retained to appoint an arbitrator within 30 calendar days after the receipt of the Arbitration Notice. The arbitrator’s authority shall be limited to determining the issue or question presented in each instance and shall not extend to any other aspect of this Agreement or the Parties’ relationship generally. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

14.12  Confidentiality.

14.12.1   As used in this Section 14.12, “Confidential Information” means confidential and proprietary business, technical or financial information relating to the collaboration contemplated hereby, including the CYTOGEN Technical Information, of any other Party (the “Confidential Information”).

14.12.2   In order to protect the Confidential Information of any Party (in such capacity, the “Disclosing Party”) that has become available to any other Party (in such capacity, the “Receiving Party”), each Party agrees as follows:

(a)  Each Party agrees that it will make no use of any Confidential Information except in furtherance of the purposes contemplated by this Agreement.

(b)  Each Party agrees that it will not, without the prior written consent of the other Parties, disclose to any Third Party Confidential Information (which for purposes of this Section 14.12.2(b) shall include the terms or existence of this Agreement or of the LLC Agreement or the Services Agreement or other matters relating to the collaboration contemplated hereby and thereby) received in its capacity as a Receiving Party during the Contract Period and for a period of five years thereafter.

(c)  Notwithstanding the foregoing:

  (i) Each Party may disclose Confidential Information to those of its representatives, employees and agents (“Representatives”) who have a need to know such Confidential Information in relation to the matters discussed herein and who are under obligations of confidentiality and non-use consistent with those set forth herein. Any unauthorized disclosure of Confidential Information by a Party’s Representatives shall be a breach by such Party of this Section 14.12.

  (ii) Disclosure of Confidential Information is permitted to the extent that such disclosure is required pursuant to applicable laws, rules or regulations or government requirement or court order, provided however, that the Receiving Party shall promptly notify the Disclosing Party in writing of the existence or imposition of any such requirement or order and cooperate with the Disclosing Party in seeking an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

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14.12.3   The provisions governing confidentiality and non-use contained in this Section 14.12 shall not apply to any Confidential Information which:

(a)  the Receiving Party can establish was known to the Receiving Party prior to disclosure under or in connection with this Agreement by the Disclosing Party;

(b)  was in the public domain or the subject of public knowledge at the time of disclosure under or in connection with this Agreement;

(c)  becomes part of the public domain or the subject of public knowledge through no breach by or act of default of the Receiving Party;

(d)  is obtained by the Receiving Party from a Third Party other than in breach of a legal or contractual obligation of confidentiality owed by such Third Party to the Disclosing Party in respect thereof, the existence of which such obligation was known or should have been known by the Receiving Party; or

(e)  the Receiving Party can establish was independently developed by it without reference to Confidential Information received.

14.12.4   Termination of this Agreement shall not affect the obligations concerning confidentiality and non-use of the Confidential Information as set forth in this Section 14.12.

14.13  No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be construed to confer upon any other Person any remedy, claim, liability, right of reimbursement, claim of action or other right.

14.14  Governing Law. This Agreement shall be interpreted, construed, and governed in accordance with the laws in effect in the State of New York, without reference to conflict of laws principles.

14.15  SKICR Agreement. Pursuant to Section III.D.4 of the SKICR Agreement, the Parties hereby reference the SKICR Agreement and all rights which revert to SKICR upon termination of the SKICR Agreement. In accordance with Section III.D.8 of the SKICR Agreement, this Agreement shall automatically be modified or terminated, in whole or in part, upon any relevant modification, in whole or in part, of the SKICR Agreement. Such modification or termination of this Agreement shall be consistent with and reflect the relevant modifications or terminations of the SKICR Agreement.

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IN WITNESS WHEREOF, the Parties have each caused these presents to be signed by their respective officers thereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.

By: /s/ Mark R. Baker
Name: Mark R. Baker
Title:	Senior Vice President, General Counsel
& Secretary

CYTOGEN CORPORATION

By: /s/ Michael D. Becker
Name: Michael D. Becker
Title: President and Chief Executive Officer

PSMA DEVELOPMENT COMPANY LLC

By: /s/ Mark R. Baker
Name: Mark R. Baker
Title: Assistant Secretary

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